Exhibit 99.2

Release Date: June 27, 2014

Contact:	Jenniffer Collins

IGI Laboratories, Inc.

(856)697-1441

www.igilabs.com

IGI LABORATORIES PRICES $23.3 MILLION UNDERWRITTEN OFFERING

Buena, NJ – (PRNewswire) – IGI Laboratories, Inc. (NYSE MKT: IG; IGI or the Company), today announced the pricing of its previously announced underwritten public offering of 4,650,000 shares of its common stock at a price to the public of $5.00 per share. IGI has also granted the underwriters a 30-day option to purchase up to an aggregate of 697,500 additional shares of common stock at the public offering price to cover over-allotments, if any. The gross proceeds of the offering will be $23,250,000, assuming no exercise of the overallotment option. The offering is expected to close on July 2, 2014, subject to customary closing conditions.

Roth Capital Partners and Oppenheimer & Co. are acting as joint book-running managers for this offering. Craig-Hallum Capital Group, LLC is acting as a financial advisor to the Company.

The Company intends to use the proceeds of the offering for general corporate purposes, including, without limitation, research and development, general and administrative, manufacturing and marketing expenses, potential not yet identified acquisitions of companies, products, ANDAs, technologies and assets that complement our business.

This offering is being made pursuant to the Company’s shelf registration statement previously filed with and declared effective by the U.S. Securities and Exchange Commission (the “SEC”). A prospectus supplement and accompanying prospectus describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at http://www.sec.gov.

This press release does not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement and accompanying prospectus relating to the offering may be obtained from Roth Capital Partners, LLC, 888 San Clemente Drive, Newport Beach, California 92660, (800) 678-9147 or Oppenheimer & Co. Inc. Attention: Syndicate Prospectus Department, 85 Broad Street, 26th Floor, New York, NY 10004, or by telephone at (212) 667-8563, or by email at EquityProspectus@opco.com or by accessing the SEC’s website, www.sec.gov.

About IGI Laboratories, Inc.

IGI Laboratories is a developer and manufacturer of topical formulations for the pharmaceutical, OTC, and cosmetic markets. Our mission is to be a leading player in the generic topical prescription drug market.

Forward-looking Statements

This press release includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as " will," “believe”, “target”, “estimated,” "continue" or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption "Risk Factors" in IGI Laboratories, Inc.’s most recent Annual Report on Form 10-K and Quarterly Reports on

2

Form 10-Q and other reports we file with the Securities and Exchange Commission. Actual results may differ materially from these expectations. IGI Laboratories, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.